Exhibit 99.1

Contact:	Robert L. Bauman HICKOK INCORPORATED 10514 Dupont Avenue Cleveland, Ohio 44108 216/541-8060	February 12, 2010 FOR IMMEDIATE RELEASE

HICKOK INCORPORATED REPORTS FIRST QUARTER
OPERATING RESULTS

CLEVELAND, OH, February 12 Hickok Incorporated (OTC Bulletin Board: HICKA.OB), a Cleveland based supplier of products and services for automotive, emissions testing, locomotive, and aircraft industries, today reported operating results for its fiscal 2010 first quarter ended December 31, 2009.

For the quarter ended December 31, 2009, the Company recorded net income of $64,709 or 5 cents per share, compared with a net loss of $1,145,353 or 92 cents per share, in the same period a year ago. Sales in the first quarter were $1,636,717, up 41% from $1,159,063 a year ago. The current year first quarter benefited from the completion of a small injector tester program for an OEM customer.

Robert L. Bauman, President and CEO, said "the first quarter results were aided by the delivery of Diesel Fuel Injector Testers to all franchised dealerships of a major OEM." He went on to say that "the Company will be introducing a version of the Tester to the heavy-duty aftermarket next month." He also cited the continuation of the expense reductions implemented in fiscal 2009 as contributing to the turn around. He said he expects improvement in the third and fourth quarter sales because markets appear to be improving and a sizable project with an OEM, although delayed, is still active and should result in orders but the timing remains uncertain.

Backlog at December 31, 2009 was $831,000, a slight decrease from the backlog of $946,000 a year earlier. The decrease was due primarily to decreased orders for automotive diagnostic products to automotive OEM's and indicator products of $107,000 and $112,000 respectively. Aftermarket products which include emissions products increased approximately $104,000. The Company anticipates that most of the current backlog will be shipped in fiscal 2010.

The Company's financial position remains strong, with current assets of $4,221,662 that are 7.9 times current liabilities, and no long-term debt, and working capital of  $3,686,593. These compare to December 31, 2008 current assets of $4,994,853 that were 9.8 times current liabilities, no long-term debt, and working capital of $4,483,062.  At December 31, 2009 shareholder's equity was $4,282,874 or $3.43 per share.

Hickok provides products and services primarily for the automotive, emissions testing,  locomotive, and aircraft industries. Offerings include the development, manufacture and marketing of electronic and non-electronic automotive diagnostic products used for repair and emission testing. The Company also develops and manufactures indicating instruments for aircraft, locomotive and general industrial applications.

Certain statements in this news release, including discussions of management's expectations for fiscal 2010, constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Actual results may differ from those anticipated as a result of risks and uncertainties which include, but are not limited to, Hickok's ability to effectively develop and market new products serving customers in the automotive aftermarket, overall market and industry conditions, the Company's ability to capitalize on market opportunities, the Company's ability to obtain cost effective financing as well as the risks described from time to time in Hickok's reports as filed with the Securities and Exchange Commission.

HICKOK INCORPORATED
Consolidated Income Statement (Unaudited)

	3 MONTHS
Period ended December 31	2009	2008
Net sales	$1,636,717	$1,159,063
Income (loss) before Income tax	64,709	(945,353)
Income (recovery of) taxes	-	200,000
Net income (loss)	64,709	(1,145,353)

Basic income (loss) per share	.05	(.92)
Diluted income (loss) per share	.05	(.92)

Weighted average shares outstanding	1,248,095	1,248,095